UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 12, 2010

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2010, Amgen Inc. (the “Company”) publicly announced the appointment of Thomas Dittrich, age 46, to serve as the Company’s Vice President, Finance and Chief Accounting Officer effective as of May 12, 2010. Mr. Dittrich will be the Company’s principal accounting officer; he will not be an executive officer of the Company. Upon Mr. Dittrich’s appointment as the Company’s Vice President, Finance and Chief Accounting Officer, Michael A. Kelly will serve solely as the Company’s Acting Chief Financial Officer.

Appointment of Chief Accounting Officer

On May 12, 2010, the Board of Directors of the Company (the “Board”) appointed Thomas Dittrich, age 46, to serve as the Company’s Vice President, Finance and Chief Accounting Officer effective as of May 12, 2010. Mr. Dittrich has served as the Company’s Vice President, International Finance, in the Company’s offices in Zug, Switzerland, since his hiring in April 2006. From 1998 until 2006, Mr. Dittrich progressed through various positions of increasing responsibility at Dell Inc., a computer technology company, ending his tenure at Dell Inc. as Director of Planning and Accounting for Dell Europe, Middle East & Africa.

Mr. Dittrich does not have an employment agreement with the Company. His current base compensation is Swiss Francs (“CHF”) 573,628, or approximately $520,057, and he is eligible to participate in the Company’s management incentive plan at an incentive target of 40% of base compensation. In addition, the Company will continue to make contributions of 15.84% to the Swiss BVG Pension Plan on behalf of Mr. Dittrich.

Prior to his appointment as the Chief Accounting Officer, Mr. Dittrich agreed to relocate on an assignment to the Company’s offices in Thousand Oaks, California. To facilitate Mr. Dittrich’s relocation to the U.S. and because his relocation is to occur earlier than anticipated, he will receive: (i) an allowance not to exceed $22,500 for hotel accommodation pending availability of long-term housing; (ii) a long-term housing allowance not to exceed $10,500 per month, which will be offset by a monthly contribution by Mr. Dittrich of CHF 4,402 (periodically adjusted), or approximately $3,991, upon any sale or lease of his current residence; (iii) an automobile allowance of a one-time $55,000 lump sum; (iv) reimbursement of education expenses of his children of approximately $89,000 per year and a one-time $7,400 lump sum educational allowance; (v) reimbursement of expenses to facilitate his family’s relocation of approximately $5,000; and (vi) $46,000 for incidental expenses and appliance costs. The Company’s standard relocation tax equalization policy will apply to Mr. Dittrich to ensure no greater or lesser tax burden during his assignment in the U.S.

Mr. Dittrich is eligible to participate in the Company’s long-term compensation plans and health and welfare plans on the same terms offered to all plan participants.

Additional Information

There are no family relationships between Mr. Dittrich and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on May 12, 2010. The final results of the voting for each matter submitted to a vote of stockholders at the meeting are as follows:

Item 1 Election of Directors

Each of the following 13 nominees for director were elected to serve a one-year term expiring at the Company’s 2011 Annual Meeting of Stockholders.

Name	Votes For	Votes Against	Abstain	Broker Non- Votes
Dr. David Baltimore	681,733,225	36,061,502	2,402,201	108,374,093
Mr. Frank J. Biondi, Jr.	695,311,269	22,249,753	2,635,907	108,374,092
Mr. François de Carbonnel	707,355,391	10,325,862	2,515,674	108,374,094
Mr. Jerry D. Choate	703,524,901	14,161,238	2,510,788	108,374,094
Dr. Vance D. Coffman	706,932,503	10,757,252	2,507,173	108,374,093
Mr. Frederick W. Gluck	703,467,685	14,231,041	2,498,202	108,374,093
Dr. Rebecca M. Henderson	685,821,065	31,997,788	2,378,074	108,374,094
Mr. Frank C. Herringer	689,772,103	27,729,326	2,695,499	108,374,093
Dr. Gilbert S. Omenn	652,101,643	65,652,803	2,442,483	108,374,092
Ms. Judith C. Pelham	704,749,190	13,014,656	2,433,081	108,374,094
Admiral J. Paul Reason, USN (Retired)	706,386,385	11,362,126	2,448,417	108,374,093
Mr. Leonard D. Schaeffer	707,020,813	10,712,120	2,460,995	108,377,093
Mr. Kevin W. Sharer	686,149,675	31,468,404	2,578,850	108,374,092

Item 2 Ratification of Selection of Independent Registered Public Accountants

Ernst & Young LLP was ratified as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010.

For:	817,865,794
Against:	7,408,314
Abstain	3,264,112

Item 3 Stockholder Proposals

Stockholder Proposal #1

The stockholder proposal relating to shareholder action by written consent was approved by approximately 62.66 percent of the votes cast “For” the proposal and 46.45 percent of the votes outstanding “For” the proposal.

For:	451,275,350
Against:	264,354,645
Abstain	4,555,584
Broker Non-Votes:	108,375,886

Stockholder Proposal #2

The stockholder proposal relating to a post-termination stock retention policy was not approved by approximately 26.27 percent of the votes cast “For” the proposal and 19.48 percent of the votes outstanding “For” the proposal.

For:	189,219,876
Against:	521,626,380
Abstain	9,332,590
Broker Non-Votes:	108,391,175

No other matters were submitted for stockholder action.

A copy of the press release announcing the appointment of Mr. Dittrich and the vote results is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated May 12, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: May 12, 2010

	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Press Release, dated May 12, 2010